SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of the 16th day of July, 2020, by and between Benton Capital Inc., a British Columbia corporation (“Buyer”), and MVC Capital, Inc., a Delaware corporation (“Seller”). Buyer and Seller are referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

WHEREAS, Seller is the legal and beneficial owner of 3,228,024 shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”) of Equus Total Return, Inc., a Delaware corporation (the “Company”); and

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Shares on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.                  Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, diminution of value, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses, and fees, including costs of investigation and defense and court costs and reasonable attorneys’ fees and expenses.

“AST” means American Stock Transfer & Trust Company, the Company’s Transfer Agent.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” have the meanings set forth in Section 5(b) below.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Company” has the meaning set forth in the recitals above.

“Confidential Information” means any information concerning the businesses and affairs of the Parties, including the transactions contemplated by this Agreement, that is not already generally available to the public.

“Encumbrance” means any mortgage, lien, encumbrance, pledge, charge, security interest, warrant, claim, equitable interest, option, conditional sale or other title retention device or arrangement (including a capital lease), transfer or security for the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Authority” shall mean any federal, state, municipal, or other political subdivision, department or agency thereof and any other Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 5(e) below.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Seller” has the meaning set forth in the preface above.

“Seller Indemnified Party” and “Seller Indemnified Parties” have the meanings set forth in Section 5(c) below.

“Shares” has the meaning set forth in the recitals above.

“Third Party Claim” has the meaning set forth in Section 5(e) below.

2.                  Purchase and Sale of Shares.

(a)               Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer hereby purchases from Seller, and Seller hereby sells to Buyer, the Shares, free and clear of any Encumbrances, except for any restrictions on the resale of the Shares under the Securities Act of 1933, as amended (the “Securities Act”) or under applicable state securities laws and Encumbrances created or suffered to exist by Buyer, for the consideration specified in Section 2(b) below.

(b)               Purchase Price. Buyer agrees to pay to Seller ONE DOLLAR AND 17/100 ($1.17) per Share, or an aggregate of THREE MILLION SEVEN HUNDRED SEVENTY-SIX THOUSAND SEVEN HUNDRED EIGHTY-EIGHT AND 08/100 DOLLARS ($3,776,788.08) (the “Purchase Price”), payable via wire transfer to such account as Seller shall designate in writing to Buyer.

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(c)               Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as of the date of execution of this Agreement by both Parties (the “Closing Date”).

(d)               Deliveries at Closing.

(i)                 Deliveries by Seller. At or as soon as reasonably practicable after the Closing, Seller will deliver (or cause to be delivered) the Shares to Buyer. Seller shall use reasonable efforts to cause all of the Shares to be delivered to Buyer in book-entry form.

(ii)              Deliveries by Buyer. At or prior to the Closing, Buyer will deliver or cause to be delivered to Seller the Purchase Price.

3.                  Representations and Warranties Concerning Transaction.

(a)               Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the Closing Date.

(i)                 Organization. Seller is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(ii)              Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). The execution, delivery, and performance of this Agreement has been duly authorized by Seller.

(iii)            Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority or court to which Seller is subject, any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject, or (C) result in the imposition or creation of an Encumbrance upon the Shares.

(iv)             Brokers’ Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)               Share Ownership. Seller holds of record and owns beneficially the Shares, free and clear of any restrictions on transfer, taxes, or Encumbrances. Other than disclosures required pursuant to the Exchange Act, Seller is not required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

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(b)               Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are correct and complete as of the Closing Date:

(i)                 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(ii)              Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii)            Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv)             Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(v)               Purchase for Own Account. The Shares to be purchased by Buyer hereunder will be acquired for investment for Buyer’s own account, in the manner set forth herein and not with a view to any distribution or resale of the Shares in violation of the Securities Act.

(vi)             Accredited Investor Status. Buyer is an accredited investor, as defined in Rule 501 of the Securities Act, and is capable of evaluating the merits and risks of an investment in the Shares as contemplated herein. Buyer acknowledges that it is able to bear the economic risks associated with such an investment and is able to afford a complete loss of such investment.

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(vii)          Independent Analysis. Buyer (i) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated herein and (ii) has independently and without reliance upon Seller, and based on such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Seller’s express representations, warranties, covenants and indemnities in this Agreement (but not any other representations or warranties of Seller, whether express or implied). Buyer acknowledges that Seller has not given Buyer any investment advice or any other credit information or opinion on whether the sale of the Shares is prudent. Buyer acknowledges that Seller is a substantial shareholder of the Company and, therefore, may possess material non-public information not known to Buyer regarding or relating to the Company or the Shares, including, but not limited to, information concerning the business, condition (financial or otherwise), prospects or plans of the Company. Buyer further acknowledges that neither Seller nor any of its affiliates shall have any liability whatsoever (and Buyer hereby waives and releases all claims that it may otherwise have) with respect to the nondisclosure of any such information, whether before or after the date of this Agreement.

4.                  Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)               General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 5 below).

(b)               Confidentiality. Except to the extent required by applicable law or regulation including, without limitation, disclosures required pursuant to the Exchange Act, or as otherwise set forth herein, each Party will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the other Party or destroy, at the request and option of such other Party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that a Party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Party will notify the other Party promptly of the request or requirement so that such other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 4(b). The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Party in breach of this Section 4(b).

5.                  Indemnification.

(a)               Survival of Representations, Warranties, and Covenants. All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b)               Indemnification by Seller. Seller agrees to and shall indemnify Buyer (and its officers, directors, employees, agents, shareholders, members and affiliates) (each, individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) and defend and hold the Buyer Indemnified Parties harmless from and against the entirety of any Adverse Consequences that the Buyer Indemnified Parties suffer, sustain or become subject to as a result of or arising out of or by virtue of: (i) any inaccuracy or misrepresentation in, or breach of, any of the representations or warranties contained in Section 3(a); and (ii) any breach of, or failure to perform, any agreement or covenant of Seller contained in this Agreement.

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(c)               Indemnification by Buyer. Buyer agrees to and shall indemnify Seller (and its officers, directors, employees, agents, shareholders, members and affiliates) (each individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) and defend and hold harmless against the entirety of any Adverse Consequences that Seller Indemnified Parties suffer, sustain or become subject to as a result of: (i) any inaccuracy or misrepresentation in, or breach of, any of the representations or warranties contained in Section 3(b); and (ii) any breach of, or failure to perform, any agreement or covenant of Buyer contained in this Agreement.

(d)               Method of Asserting Claims. As used herein, an “Indemnifed Party” shall refer to a Seller Indemnified Party or a Buyer Indemnified Party, as applicable; provided, that, with respect to any actions to be taken by an Indemnified Party under Section 5(e), “Indemnified Party” shall mean Buyer or Seller, as applicable and “Indemnifying Party” shall refer to the Party hereto obligated to indemnify such Indemnified Part(ies).

(e)               Matters Involving Third Parties.

(i)                 Third Party Claims. If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 5(e), then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)              Defense of Third-Party Claims. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)            Separate Counsel. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

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(iv)             Costs of Defending Third-Party Claim. In the event any of the conditions in Section 5(e)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 5(e).

6.                  Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as set forth in Section 5.

7.                  Miscellaneous.

(a)               Press Releases and Public Announcements; Confidentiality of Agreement. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided however, that any Party may make any public disclosure it believes in good faith is required by applicable law or regulation including, without limitation, disclosures required pursuant to the Exchange Act.

(b)               No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)               Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)               Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, not to be unreasonably withheld.

(e)               Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

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(f)                Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)               Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(h)               Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	If to Seller:

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i)                 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule. Each Party hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), and hereby waives the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

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(j)                 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)               Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(l)                 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date first above written.

(“Buyer”)	(“Seller”)

BENTON CAPITAL INC.	MVC CAPITAL, INC.

By: _______________________________	By: ______________________________

Name: John A. Hardy	Name: Michael Tokarz

Title: Director	Title: Chairman & Portfolio Manager

Signature Page to Securities Purchase Agreement